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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it regulates under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information;
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Name: First SAFECO Separate Account S

Address of Principal Business Office:

         6700 Old Collamer Road, East Syracuse, NY  13057

Telephone Number: (315) 463-2041

Name and address of agent for service of process:

William E. Crawford, Esq., Senior Counsel, 15411 N.E. 51st Street, Redmond,
          WA  98052


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                         Yes [x]                   No [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Redmond and the State of Washington on the 21st day of November, 1996.
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(Seal)            Signature: First SAFECO Separate Account S
                            (Name of Registrant)



         By:      First SAFECO National Life Insurance Company of New York
                                     (Name of Sponsor)



By:       _______________________________________________________________
                          Richard E. Zunker, President



Attest:   _______________________________________________________________
                  George C. Pagos, Assistant Secretary

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